Exhibit 99.1

Investor Relations Contact:	Public Relations Contact:
Stephanie Prince / Jody Burfening	Keri Bertolino
LHA	fama PR
(212) 838-3777	(617) 986-5007
sprince@lhai.com or ir@augme.com	Hipcricket@famapr.com

Augme Technologies Appoints Tom DeLuca as Chief Operating Officer

Former Ogilvy & Mather Executive Brings Deep Leadership Experience in Digital Media to Executive Management Team

Robert Hussey, Interim COO, Joins Augme Board of Directors

NEW YORK — September 10, 2012 — Augme Technologies, Inc. (OTCBB: AUGT), (“Augme” or the “Company”), a technology and services leader in interactive media and mobile marketing, today announced that Tom DeLuca has been appointed Chief Operating Officer of parent company Augme Technologies, Inc. and its wholly-owned subsidiary, Hipcricket, Inc., effective immediately. Mr. DeLuca replaces Robert Hussey, who has served as Interim COO since June 2012. Mr. Hussey will join Augme’s Board of Directors, increasing the number of occupied board seats to seven.

Mr. DeLuca’s career experience in the development and execution of mobile, online, and social media strategies that build brand loyalty spans several industries, including packaged goods, technology, entertainment and automotive, to name a few.

“Tom’s advertising and marketing background, proven leadership capabilities, and operational experience in building brands across both traditional and digital channels position him as the ideal executive to enhance our ability to play a much larger role in the rapidly-expanding mobile marketing and advertising industry,” said Paul Arena, Chairman and Chief Executive Officer of Augme Technologies, Inc.  “We enthusiastically welcome Tom to the Augme team. On behalf of the Board of Directors, I would also like to thank Bob Hussey for his contributions as Interim Chief Operating Officer, and we look forward to his continued guidance as a member of our Board.”

Most recently, Mr. DeLuca (45) served at Ogilvy and Mather as the Chief Operating Officer for Social@Ogilvy, the marketing communications giant’s social media division, where he was responsible for driving the operations of a global team of social media experts and practitioners in the execution of social media marketing strategies for such national brands as Ford, IBM, Nestle and UPS.

Prior to Ogilvy, Mr. DeLuca was Vice President of Worldwide Digital Marketing at Warner Brothers Home Entertainment, where he developed digital marketing campaigns for such blockbuster franchises as Harry Potter, Batman, Sex & The City, and Lord of the Rings, among others.  Under his watch, he pioneered a partnership with Facebook that enabled consumers to purchase Warner Brothers film properties on the site.

Before that, DeLuca was an early leader in digital marketing as the Founder and President of Digital Agency Group, where he provided clients and their blue-chip brands with transformative marketing solutions and programs. He also served as Vice President of Digital Media and Internet Operations at Lionsgate Entertainment, and as President of Operations at Independentfilms.com, an online destination for the independent filmmaker.

Mr. DeLuca has won several awards for his work, including the 2010 DEG Award for Creative Mobile Excellence for Inception, 2009 Best Global Online Advertising campaign for Harry Potter Order of the Phoenix, and the 2007 Google/Double Click Excellence in Rich Media Award for Oceans 13.

“Mobile has become an integral part of today’s marketing mix, and its importance will continue to expand, said Mr. DeLuca.” “Augme’s platforms and proprietary intellectual property offerings allow brands to connect with their consumers on a personal and measurable basis.  Its technologies, including those under the Hipcricket banner, provide businesses unprecedented ability to communicate with consumers in creative and forward thinking ways that are compatible with disparate operating systems.  There is no one better than Hipcricket at generating sustainable sales, engagement, and customer loyalty.  “I look forward to the opportunity to utilize my expertise in operations and marketing to take Hipcricket, the recognized leader in mobile marketing and advertising, to the next level.”

About Augme Technologies, Inc.

Augme® Technologies, Inc. (AUGT.OB) provides strategic services and mobile marketing technology to leading consumer and healthcare brands. Selling its products and services under the Hipcricket brand, Augme’s platform has provided measurable successes across an industry-leading 200,000+ campaigns for its clients, which include many of America’s brand-name leaders (e.g., Macy’s, MillerCoors, Nestle, Clear Channel) in a variety of industries, along with their agencies.

Augme’s offerings allow marketers, brands, and agencies to plan, create, test, deploy, and track mobile marketing programs across every mobile channel, including SMS, MMS, 2D/QR codes, mobile websites, advertising networks, social media and branded apps. Augme’s AD LIFE® platform facilitates consumer brand interaction and the ability to track and analyze campaign results. Using its own patented device-detection and proprietary mobile content adaptation software, AD LIFE® solves the mobile marketing industry problem of disparate operating systems, device types, and on-screen mobile content rendering. Augme also provides business-to-consumer solutions, including national mobile couponing campaigns, strategic mobile healthcare tools, custom mobile application development, and consumer data tracking and analytics. In addition to AD LIFE®, Augme in 2011 acquired the assets of Hipcricket, Inc. and JAGTAG, Inc. and licenses the digital broadcast platform BOOMBOX®. The Company’s industry-leading patent portfolio includes 13 issued patents and over 80 pending patents in the U.S. and internationally with over 2,000 claims in the Technology, Media and Telecommunications (‘TMT’) space. Augme is headquartered in New York City, with operations in Seattle, Atlanta, Dallas, Los Angeles, San Francisco, Chicago, Miami and Tucson. For more information visit www.augme.com or www.hipcricket.com.

Augme Technologies™, Hipcricket®, Augme®, AD LIFE®, BOOMBOX®, AD SERVE® and the Augme logo are trademarks of Augme Technologies, Inc. All rights reserved. 2009-12.

Forward-Looking Statements

This release includes forward-looking statements. All statements regarding our expected future financial position, including management’s revenue guidance,

results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “ and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in Augme’s Form 10-K for the year ended February 29, 2012 and more recent reports and registration statements filed with the SEC. Augme Technologies, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter such forward-looking statements, whether as a result of new information, future events or otherwise.

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